Exhibit 99.1

NEWS RELEASE

Visa Inc. Declares Quarterly Dividend, Increases Dividend Rate by 50% and Announces Record Date for the 2013 Annual Meeting of Stockholders

Foster City, CA, October 24, 2012 – Visa Inc. (NYSE:V) today announced that its board of directors had declared a 50% increase in the quarterly dividend aggregate amount on its class A common stock (determined in the case of class B and class C common stock on an as-converted basis) from $0.22 per share to $0.33 per share, payable on December 4, 2012, to all holders of record of the Company’s class A, class B and class C common stock as of November 16, 2012. The quarterly dividend increase raises the annual dividend rate from $0.88 per share to $1.32 per share.

“Visa continues to honor its commitment of delivering strong financial returns to our shareholders,” said Joseph Saunders, Chairman and Chief Executive Officer of Visa. “For the fourth consecutive year, the board of directors’ decision to significantly increase the quarterly dividend reflects their continued confidence in the long-term growth strategy of the business and our commitment to enhancing shareholder value.”

In addition, the Company announced that its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on January 30, 2013. The Company’s class A common stockholders at the close of business on December 4, 2012, the record date, will be entitled to vote at the Annual Meeting.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 24,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 650 432 7644

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 650 432 2990

E-mail: globalmedia@visa.com